                               DH TECHNOLOGY, INC.

                              EMPLOYMENT AGREEMENT



     This Agreement is entered into as of July 14, 1997, by and between DH Technology, Inc., a California corporation (the "Company") and William H. Gibbs (the "Employee"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

     WHEREAS, Axiohm SA, a French corporation ("Axiohm"), Axiohm IPB, Inc., a Delaware corporation and wholly-owned subsidiary of Axiohm ("Purchaser") and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") which will result in a change in the ownership and control of the Company and Axiohm becoming a wholly-owned subsidiary of the Company (the "Transaction"); and

     WHEREAS, the Company desires to retain the Employee on a full-time basis in the capacity of Chief Executive Officer of the Company following the time at which the Purchaser accepts for payment Shares tendered pursuant to the Offer (the "Consummation of the Offer"), and the Employee desires to accept such employment; and

     WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

     NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

     1. CONDITION PRECEDENT. This Agreement shall become effective upon the Consummation of the Offer and shall supersede in its entirety and without limitation the employment agreement entered into by and between the Employee and the Company on December 3, 1985 (the "Prior Agreement"). Prior to the Consummation of the Offer, this Agreement shall be of no force or effect, and the Employee's employment relationship with the Company shall be governed by the Prior Agreement.

     2. POSITION AND DUTIES. The Employee shall be employed, as of the Consummation of the Offer, as Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board") and assuming and discharging such responsibilities as are commensurate with the Employee's position. In performing his basic duties, the Employee shall work at his current location, although the Employee acknowledges that frequent travel may be necessary in carrying out his duties hereunder. The Employee shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder; provided, however, that the foregoing shall not preclude the Employee from engaging in civic, charitable or religious activities, from devoting a reasonable amount of time to private investments, or from being employed by, rendering services to or serving on the boards of directors of other entities, so long as such activities, employment and/or service do not materially interfere or conflict with his responsibilities to the Company.

     3. EMPLOYMENT RELATIONSHIP. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

     4.   COMPENSATION.

          (a) BASE SALARY. For all services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive a minimum annual base salary equal to his base salary approved by the Board in the normal course prior to the Transaction, payable monthly in accordance with the Company's normal payroll practices, increased from time to time by the Board consistent with past practices, provided that in no event shall the Employee's annual base salary be less than $225,000.

          (b) BONUS. Beginning with the Company's current fiscal year, and for each fiscal year thereafter during the term of this Agreement, the Employee shall be eligible to receive a minimum target bonus of 50% of the Employee's annual base salary based on performance of the Company as set forth in the Company's annual operating plan to be agreed upon by the Employee and the Board (the "Target Bonus").

          (c) OPTION. Within six (6) months after the closing of the Transaction, the Company shall grant an option to the Employee, on a date chosen by the Employee and the Compensation Committee of the Board, for a number of shares of the Company's Common Stock to be determined by the Compensation Committee of the Board (the "Shares"), at a per Share purchase price no greater than the then current fair market value of a Share, pursuant to the Company's 1992 Stock Plan (the "1992 Plan") and standard form of stock option agreement. Subject to the terms of the 1992 Plan, fifty percent (50%) of the Shares shall vest on the date twenty-four (24) months after the date of grant, and an additional one forty-eighth (1/48th) of the Shares shall vest at the end of each month thereafter.

          (d) AUTOMOBILE ALLOWANCE. During the term of this Agreement, the Company shall make available to the Employee for his use an automobile purchased by the Company. The Employee shall have the right to purchase the automobile from the Company for $1 after three years from the date first written above. Alternatively, the Company may provide the Employee with a car allowance of not less than $1200 per month. The Company shall pay the cost of maintenance and other automobile related expenses.

     5. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

     6. EXPENSES. The Company shall reimburse the Employee for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of the Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     7.   TERMINATION.

          (a) INVOLUNTARY TERMINATION. If the Employee's employment with the Company terminates as a result of Involuntary Termination, then, subject to Section 9: (i) the Employee shall be entitled to receive a severance payment equal to two times the Employee's Current Compensation (one and one-half the Employee's Current Compensation if such Termination occurs after the first anniversary of the Consummation of the Offer but on or before the second anniversary of the Consummation of the Offer, and one times the Employee's Current Compensation if such Termination occurs after the second anniversary of the Consummation of the Offer); and (ii) the vesting and exercisability of all outstanding stock options that were granted to the Employee by the Company prior to the Consummation of the Offer shall accelerate in full. Any severance payments to which the Employee is entitled pursuant to this Section 7(a) shall be paid in lieu of any other severance or severance-type benefits to which the Employee may be entitled under any other company-sponsored plan, and shall be paid to the Employee in a lump sum within fifteen (15) days of the Employee's Involuntary Termination.

          (b) DISABILITY. If the Employee's employment with the Company terminates as a result of Disability, the Company shall make available to the Employee and the Employee's spouse and dependents group health, life and other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which the Employee or such dependents participated on the date of such termination (the "Company Coverage"). The Company Coverage shall be at the Company's expense for twenty-four (24) months following such termination, and may be continued in the Employee's discretion and at the Employee's expense indefinitely thereafter. In addition, the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

          (c) DEATH. In the event of the Employee's death, this Agreement, to the extent it has not already terminated, shall terminate on the last day of the calendar month of the Employee's death. In addition (i) the Employee's estate or beneficiaries shall be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of the Employee's death, and (ii) the Employee's stock options shall vest in full as provided in clause (ii) of
Section 7(a) above.

          (d) OTHER TERMINATION. If the Employee's employment terminates other than in an Involuntary Termination, or upon the Employee's Death or Disability, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of such termination.

     8.   DEFINITIONS.

          (a) CAUSE. "Cause" shall mean the occurrence of any one or more of the following: (i) the Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense), which felony materially injures the Company, its prospects or its reputation; (ii) the Employee's misappropriation of funds or commission of a material act of fraud, whether prior or subsequent to the date hereof, upon the Company; (iii) gross negligence by the Employee in the scope of the Employee's services to the Company; (iv) a willful breach by the Employee of a material provision of this Agreement; or (v) a willful failure of the Employee to substantially perform his duties hereunder. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause under clause (iii), (iv) or (v) of this Section 8(a) unless the Board delivers a written notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause and specifically identifying the manner in which the Board believes that the Employee has engaged in such conduct, which conduct is not substantially corrected by the Employee within 10 days following his receipt of such notice, and provides the Employee with an opportunity, together with his counsel, if any, to be heard before the Board.

          (b) CURRENT COMPENSATION. "Current Compensation" shall mean an amount equal to the Employee's three-year average annual base salary and three-year average annual bonus over the three preceding fiscal years.

          (c) DISABILITY. The Employee shall be considered to have suffered a "Disability" for purposes of this Agreement if, at the end of any calendar month during the term of this Agreement, the Employee is and has been for the four consecutive full calendar months then ending, or for fifty percent or more of the normal working days during the eight consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal and regular manner.

          (d)  INVOLUNTARY TERMINATION.  "Involuntary Termination" shall mean
(i) without the Employee's express written consent, a reduction by the Board of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee's express written consent, a reduction by the Board of the Employee's base salary or Target Bonus (as set forth in Section 4) in effect immediately prior to such reduction; (iii) a reduction by the Board in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (iv) without the Employee's express written consent, the relocation of the Employee by the Board to a facility or a location more than thirty-five (35) miles from his current location; (v) any purported termination of the Employee by the Board which is not effected for Cause or for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11 below; provided, however, that an event described above shall not constitute Involuntary Termination unless it is communicated by the Employee to the Company in writing and is not corrected by the Company in a manner that is reasonably satisfactory to the Employee (including full retroactive correction with respect to any monetary matter) within ten days of the Company's receipt of such written notice from the Employee.

     9.   GOLDEN PARACHUTE EXCISE TAX.

          (a) BENEFITS CAP. In the event that the benefits under this Agreement, when aggregated with any other payments or benefits received by the Employee, or to be received by the Employee, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Employee's benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code.

          (b) DETERMINATION. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's primary independent public accounting firm (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make its determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     10. RIGHT TO ADVICE OF COUNSEL. The Employee acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

     11.  SUCCESSORS.

          (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company," shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) EMPLOYEE'S SUCCESSORS. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     12.  NOTICE CLAUSE.

          (a) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

          (b) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 12(a).

     13. DISPUTES. In the event that a dispute arises over the terms or enforcement of this Agreement, the parties agree to submit such dispute to binding arbitration in San Diego, California by a single arbitrator engaged through JAMS-Endispute, Inc., its successor firm or another private dispute resolution firm acceptable to both parties. The arbitrator shall be selected as follows: the arbitration firm shall present its panel of available arbitrators, and each party shall sign rank of preference to each of such panel with number 1 being the highest rank. The person on the panel with the lowest total score shall be the arbitrator for a dispute. The arbitrator shall have absolute discretion or authority to limit discovery relevant to the matter and the length of the proceeding before the arbitrator. The parties may not submit written briefs. The arbitrator shall rule on the dispute in writing within ten (10) days after the close of hearings. The time specified in this Section may be extended upon mutual agreement of the parties. The decision of the arbitrator may be entered or registered in any court of competent jurisdiction for execution and enforcement. The arbitrator shall have the power to allocate between the parties the costs of the proceeding and the attorneys' fees incurred in the proceeding as he or she deems appropriate.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

     15. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

     16. INTEGRATION. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     17. TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year first above written.

                                      DH TECHNOLOGY, INC.


                                      By:  /s/ David Ledwell
                                           ---------------------------------

                                      Title: Vice President
                                             -------------------------------

                                      WILLIAM H. GIBBS:


                                      /s/ William Gibbs
                                      --------------------------------------